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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION                                        OMB APPROVAL
                                          WASHINGTON, DC 20549                                          ----------------------------
                                                                                                        OMB Number:        3235-0267
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                             Expires:      April 30, 1997
/ / CHECK BOX IF NO                                                                                     Estimated average burden
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                         hours per response...... 0.5
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Press         Robert              D.          FINANTRA CAPITAL, INC. (FINA)                   Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
    1100 Ponce de Leon Blvd.                      Number of Reporting        Month/Year          X  Officer (give    Other (Specify
---------------------------------------------     Person, if an Entity       2/99               ----        title ---       below)
                 (Street)                         (Voluntary)             ------------------                below)
    Coral Gables,    FL             33134                                 5. If Amendment,
---------------------------------------------                                Date of Original --------------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                      Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                        2/1      P                 500    A        3.25        1,013,318            I
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Common Stock                        2/2      S             125,000    D        2.50        1,013,318            I
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Common Stock                        2/3      P                 500    A        3.25        1,013,318            I
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Common Stock                        2/5      P               1,000    A        3.25        1,013,318            I
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Common Stock                        2/5      P                 500    A        3.25          470,668            D
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Common Stock                        2/5      P                 500    A        3.63          470,668            D
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Common Stock                        2/8      S              10,000    D        2.00        1,013,318            I
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Common Stock                        2/8      P               1,000    A        3.25        1,013,318            I
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Common Stock                        2/10     P               1,000    A        3.13          470,668            D
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Common Stock                        2/12     P                 500    A        3.25          470,668            D
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Common Stock                        2/12     P               1,000    A        3.25          470,668            D
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Common Stock                        2/12     P               1,000    A        3.13        1,013,318            I
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Common Stock                        2/12     P                 500    A        3.38        1,013,318            I
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Common Stock                        2/12     P                 500    A        3.38        1,013,318            I
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                      (Print or Type Response)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Robert Press                3/10/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

                                                                                               Robert Press, President
Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.
